Exhibit 10.5
MANAGER AGREEMENT
THIS MANAGER AGREEMENT (the “Agreement”) is made as of January 31, 2024, by and between PM Holdings, LLC, a Delaware limited liability company (the “Company”), and William Bloom (“Manager”).
BACKGROUND
WHEREAS, the Company desires and has requested that Manager serve as a member of the board of managers (the “Board”) of the Company;
WHEREAS, the Company and Manager are entering into this Agreement to induce the Manager to serve in the capacity set forth above and to set forth certain understandings between the parties;
WHEREAS, the Company was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq., as amended from time to time) pursuant to the filing of the Certificate of Formation on October 6, 2023;
WHEREAS, WM Pierce Holdings, Inc., a Delaware corporation (the “WTM Member”), as the sole member of the Company, executed a limited liability company agreement effective as of October 6, 2023;
WHEREAS, the Company is presently governed by the Amended and Restated Limited Liability Company Agreement, dated as of January 2, 2024 (the “Company LLC Agreement”), among the WTM Member, the Rollover Members set forth on Schedule A to the Company LLC Agreement and the other Members party thereto from time to time; and
WHEREAS, capitalized terms used but not defined in this Agreement shall have their respective meanings as set forth in the Company LLC Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, each of the Company and Manager hereby agree as follows:
1.DUTIES. Manager agrees to serve as a member of the Board and to be available to perform the duties consistent with such position pursuant to the Certificate of Formation and the Company LLC Agreement (collectively, the “Organizational Documents”) and the laws of the state of Delaware. The Company acknowledges that Manager currently holds, and will hold, other positions (“Other Employment”) and agrees that Manager may accept, engage in, maintain and perform such positions. Manager represents that he does not currently hold Other Employment with, or have a material interest in, any business that is competitive with the Company’s business, and agrees to promptly inform the Company in writing should the foregoing cease to be accurate. By execution of this Agreement, Manager accepts his appointment or election as a Manager of the Company, and agrees to serve in such capacity, subject to the terms of the Company LLC Agreement and this Agreement, until his successor is duly elected and qualified or until Manager’s earlier death, resignation or removal. The parties hereto acknowledge and agree that Manager is being engaged to serve as a Manager of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity.
2.TERM. The term of this Agreement shall continue until such time as Manager resigns or is removed in accordance with the Organizational Documents.
3.COMPENSATION. For all services to be rendered by Manager hereunder, and so long as Manager remains a Manager of the Company, the Company shall pay (or cause an affiliate to pay) Manager a quarterly fee of $12,500 (the “Base Fee”), with the first quarterly fee due upon execution of this Agreement and thereafter payable at the conclusion of each quarterly Board Meeting. For the avoidance of doubt, other than as set in this Section 3 and Section 4 below, Manager shall be entitled to no other compensation or fees from the Company.
4.EXPENSES. In addition to the compensation provided in Section 3 hereof, the Company shall pay or reimburse Manager for reasonable expenses incurred in connection with the performance of Manager’s duties or services for the Company. Such payments shall be made by the Company within ten business days after submission by Manager of a written statement reasonably describing the expenses incurred. Such statement shall be accompanied by documentation evidencing the expenditures.
5.CONFIDENTIALITY. The Manager acknowledges he understands and is bound by the confidentiality provisions of the Company LLC Agreement, including those obligations and restrictions set forth in Section 11.10 (Confidentiality) of the Company LLC Agreement. The Manager further agrees not to use Confidential Information except in connection with his service as a Manager or his rights as a Member.
6.INDEMNIFICATION; WAIVER OF FIDUCIARY DUTIES.
(a)Each of the Company and Manager acknowledges and agrees that Manager shall be an “indemnified representative” of the Company (as defined in Section 9.01(d)(ii) of the Company LLC Agreement) and that Manager shall be entitled to the full protection of the indemnification provisions applicable to indemnified representatives pursuant to the terms of the Company LLC Agreement, in addition to any other rights Manager may have to indemnification and advancement of expenses as a member of the Board pursuant to the terms of the Company LLC Agreement.
(b)Each of the Company and Manager acknowledges and agrees that, pursuant to Section 3.05(b) of the Company LLC Agreement, each of the Members, the Managers and the Company have waived any and all fiduciary duties (all such fiduciary duties were thereby eliminated) that, absent such waiver, may be implied or imposed by Applicable Law.
7.GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles.
8.ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Manager’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Manager under this Agreement are personal and therefore Manager may not assign any right or duty under this Agreement without the prior written consent of the Company.

9.MISCELLANEOUS. The provisions of Article XI (Miscellaneous) of the Company LLC Agreement shall apply to this Agreement, mutatis mutandis.
[Signature Pages Follow]

The parties hereto have caused this Agreement to be executed on the date first above written.

PM Holdings LLC

By:	/s/ Carleen Driscoll
Name:	Carleen Driscoll
Title:	Corporate Secretary

MANAGER

/s/ William Bloom
William Bloom